Exhibit 99.1
FOR IMMEDIATE RELEASE
COMARCO REPORTS REDUCED DEMAND WILL ADVERSELY
IMPACT REVENUES FOR THE THIRD AND FOURTH QUARTERS
Company rescinds fiscal year 2011 guidance & implements cost reduction measures
LAKE FOREST, Calif., November 3, 2010 — Comarco, Inc. (NASDAQ: CMRO), a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products, today announced that softness in retail consumer demand for its products has adversely impacted its results for the third quarter and fiscal year 2011. The Company also announced that it is withdrawing its revenue guidance for fiscal year 2011 and that it has implemented cost reduction measures. The Company expects to release its third quarter financial results in the first or second week of December 2010, according to its usual schedule.
The softness in retail consumer demand identified in the Company’s Second Quarter Earnings Call has increased significantly with the attendant adverse impact to the Company’s third and fourth fiscal year 2011 quarters for the year ending January 31, 2011. “Notwithstanding the progress we made in the first half of this year, ultimate retail consumer demand for our products has been disappointing, which has adversely impacted our sales, particularly in the last few months,” said Sam Inman, President and Chief Executive Officer of Comarco. “In addition, demand from our OEM corporate accounts has fallen short of our expectations. As a result, our anticipated loss for our third fiscal quarter will be worse than expected and we no longer expect to be able to achieve our revenue goals for this fiscal year.”
“On top of the disappointing results for the third quarter, we just recently experienced a shift in orders from the fourth fiscal quarter to fiscal 2012. These factors limit our visibility and we now find ourselves unable to provide guidance with respect to the balance of our current fiscal year,” added Mr. Inman.
The Company also announced today that it has taken steps to reduce costs, including reductions in its workforce which should result in a reduction to fourth fiscal quarter compensation costs of approximately 30% as compared to third fiscal quarter levels. In addition the Company is moving aggressively to minimize its Cost of Sales (COGS) and Operating Expenses. The Company does not expect the restructuring charges associated with these measures to be material. “In addition to our cost reduction actions, we are evaluating all options, including strategic alternatives during this challenging time,” concluded Mr. Inman.
Forward-Looking Information
This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. Forward-looking statements include statements regarding the Company’s expected results for the third fiscal quarter, statements
25541 Commercentre Dr. Suite 250 Lake Forest, CA 92630 U.S.A.       Office: (949) 599-7400       Fax: (949) 599-1415

about the Company’s fourth fiscal quarter, statements about expected cost savings in the fourth fiscal quarter and all other statements herein not of a historical nature. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including but not limited to the impact of general economic and retail uncertainty and perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products; quarterly and seasonal fluctuations in our revenue or other operating results; fluctuations in the demand for our products and the fact that a significant portion of our revenue is derived from a limited number of customers; additional costs which might be incurred related to our previously announced product recall beyond the reserves established for the recall; unexpected difficulties and delays associated with our efforts to obtain cost reductions and achieve higher sales volumes for our ChargeSource® products; failure to accurately forecast customer demand and the risk that our customers may cancel their orders, change order quantities or delay orders; the fact that our products are complex and have short life cycles and the average selling prices of our products will likely decrease over their sales cycles; disruptions in our relationships with our suppliers; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; competitors’ release of competitive products and other actions; factors that adversely impact our cash and cash equivalent balances; and costs and potential adverse determinations arising out of adverse proceedings or litigation. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot assure that the results contemplated in forward-looking statements will be realized in the timeframe anticipated or at all. Further information on potential factors that could affect financial results are included in risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including without limitation our annual report on Form 10-K for the year ended January 31, 2010 and our quarterly reports filed since our annual report.
Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor the Company assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
About Comarco
Based in Lake Forest, Calif., Comarco is a leading provider of innovative mobile power solutions through its ChargeSource line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, BlackBerry® smartphones, iPods®, and many other rechargeable mobile devices. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Sam Inman	Winston Hickman	Doug Sherk/Jenifer Kirtland
President and CEO	VP and CFO	EVC Group, Inc.
Comarco, Inc.	Comarco, Inc.	(415) 896-6820
(949) 599-7444	(949) 599-7446	dsherk@evcgroup.com
saminman@comarco.com	whickman@comarco.com	jkirtland@evcgroup.com
25541 Commercentre Dr. Suite 250 Lake Forest, CA 92630 U.S.A.       Office: (949) 599-7400       Fax: (949) 599-1415